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                                                                    Exhibit 10.7

                              EMPLOYMENT AGREEMENT

         AGREEMENT made as of the 8th day of July 1998 by and between SOFTWORKS, Inc., a Delaware corporation (hereinafter the "Company") and JUDY G. CARTER, residing at 11115 Sweetwood Lane, Oakton, Virginia 22124 (hereinafter the "Employee").

                              W I T N E S S E T H:

         WHEREAS, the Company and the Employee desire to enter into an Employment Agreement relating to the Company's employment of the Employee; and

         WHEREAS, this Agreement is intended to supersede and replace all prior agreements, understandings and arrangements between the Company and the Employee, including any and all royalty agreements, relating to such employment.

         NOW, THEREFORE, it is agreed as follows:

         1. Retention of Services. The Company hereby retains the services of Employee, and Employee agrees to furnish such services, upon the terms and conditions hereinafter set forth.

         2.       Employment Term.

         (a) Subject to earlier termination on the terms and conditions hereinafter provided, and further subject to certain provisions hereof which survive the term hereof, the term of this Agreement shall be comprised of a period of employment commencing on the date on which the company completes an initial public offering (the "IPO") of its capital stock (the "Effective Date") and terminating December 31, 2002. The term of this Agreement shall automatically be extended for additional one (1) year periods unless and until the Company or the Employee shall deliver written notice to the other party hereto no less than ninety (90) days prior to the end of any renewal term of its desire to terminate this Agreement.

         (b) In the event that the Company delivers written notice of its intent not to renew the employment of the Employee for any year after December 31, 2002, the Employee shall be entitled to receive as severance pay all Remuneration and Employee Benefits in accordance with Sections 4a and 5 of this Agreement for a period of not less than twelve (12) months from the date that this Agreement or any extension thereof is terminated.

         3. Duties and Extent of Services During Period of Employment. During the term of employment, Employee shall be employed on a full-time basis as the President and Chief Executive Officer of the Company. In such capacity, Employee agrees that she shall serve the Company under the direction of the Board of Directors of the Company to the best of her ability;


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shall perform all duties incident to her offices on behalf of the Company and shall perform such other duties as may from time to time be assigned to her by the Chairman of the Board of the Company. Employee shall also serve in similar capacities for such subsidiary corporations of the Company as shall be agreeable to the Board of Directors and the Employee, and Employee shall be entitled to such additional compensation therefor as shall be agreeable to the Board of Directors and the Employee. Notwithstanding the foregoing, it is understood and agreed that during the term of employment, the duties and authority of Employee shall not be inconsistent with: (i) her position and titles, or (ii) those duties ordinarily and customarily performed in such titles. Further, it is understood and agreed that any change in Employee's title as Chief Executive Officer on or before two years from the Effective Date or any change in her title as President during the term of this Agreement or any material diminution in her duties or authority in the title or titles she holds shall constitute a Good Reason for termination of this Agreement by the Employee pursuant to Section 9(b) hereunder.

         4. Remuneration. For the period of employment, Employee shall be entitled to receive the following compensation for her services:

                  (a) The Company shall pay to Employee a salary at the rate of $200,000 per annum payable in equal bi-weekly installments, or in such other manner as shall be agreeable to the Company and Employee. Employee's annual salary shall be reviewed annually by the Board of Directors.

                  (b) In the event that the Company meets or exceeds the quarterly targets established by the Board of Directors of the Company, the Company shall pay to Employee, as incentive compensation, at the rate of $150,000 per annum in 1998 and $200,000 per annum in each of 1999, 2000, 2001 and 2002. The Company shall pay one-eighth of such incentive compensation on a quarterly basis not later than thirty (30) days after the end of each fiscal quarter and shall pay one-half of such incentive compensation not later than ninety (90) days after the end of each fiscal year of the Company. The Company agrees to furnish to Employee a copy of such financial statements not later than thirty (30) days after the end of each fiscal quarter and ninety (90) days after the end of each fiscal year of the Company during the term hereof.


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         5.       Employee Benefits; Expenses.

         (a) During the period of employment, the Company will provide to Employee at its expense certain employee benefits, including, but not limited to, convertible life insurance in the face amount of $1,000,000, long-term disability insurance coverage continuing until Employee is age 65 in an amount equal to two-thirds of Employee's Base Salary as established under Section 4(a) with a premium for a standard risk non-smoker, Directors and Officers liability insurance in an amount not less than that maintained for other directors and officers of the Company, and such additional benefits that shall, at a minimum, include the benefits described on Exhibit A hereto. Any applicable employee medical policy shall include the right to convert such policy from a corporate policy to a personal policy at the expense of the Company if the Company ceases to directly provide such policies to its officers, directors, or employees or at employee's departure from employment.

         (b) During the period of employment, Employee shall be eligible to participate in the Company's stock option plans, stock purchase plans or other employee incentive plans (including without limitation its 1998 Stock Option Plan ) to the extent determined in the sole discretion of the Board of Directors of the Company or a committee thereof.

         (c) During the period of employment, Employee shall be furnished with office space and facilities commensurate with her position and adequate for the performance of her duties; she shall be provided with the perquisites customarily and regularly associated with the position of the President and Chief Executive Officer of the Company, including, but not limited to, an automobile allowance equal to $1200 per month and reasonable professional association memberships; and she shall be entitled to regular vacations during each year of four (4) weeks in the aggregate.

         (d) It is contemplated that during the period of employment, Employee may incur out-of-pocket expenses in connection with the performance of her services hereunder, including customary and regular expenses incurred for travel and business entertainment. Accordingly, the Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in the performance of her duties hereunder upon submission of reasonable documentation therefore in accordance with the Company's policies.

         (e) All benefits to Employee specifically provided for herein shall be in addition to, and shall not diminish any rights which Employee may have or may acquire under any hospitalization, life insurance, pension, profit sharing or other present or future employee benefit plan or plans of the Company.


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         6.       Disability. If Employee, during the period of employment, due to ill health or other physical or mental incapacity becomes unable to perform substantially all of her duties and obligations as set forth in this Agreement, which ill health or other physical or mental incapacity will have existed continuously for a period of six (6) consecutive months or more, the Company may thereafter, upon at least forty-five (45) days' written notice to Employee, specifying in reasonable detail those factors set forth above, place her on disability status; provided, however, that the Company may not place Employee on disability status if she would not become eligible for benefits pursuant to the long-term disability coverage provided to the Employee by the Company, and further provided that the disability policy does not provide different levels of benefits for physical and mental disabilities and provides, at a minimum, the level of benefits described in Section 5(a) of this Agreement.

         7.       Confidential Information.

                  (a) In the course of Employee's employment by the Company, Employee will have access to and possession of valuable and important confidential or proprietary data or information of the Company and its operations. Employee will not during Employee's employment by the Company or at any time thereafter divulge or communicate to any person nor shall Employee direct any Company employee, representative or agent to divulge or communicate to any person or entity or use to the detriment of the Company or for the benefit of any other person or entity, any of such confidential or proprietary data or information or make or remove any copies thereof, whether or not marked or otherwise identified as "confidential" or "secret," except to a person or entity bound by confidentiality obligations similar to those contained herein and other than as reasonably necessary in performing Employee's duties hereunder or as may be required by law or as may reasonably be required in connection with any judicial or administrative proceeding or inquiry. Employee shall take all reasonable precautions in handling the confidential or proprietary data or information within the Company to a strict need to know basis and shall comply with any and all written policies adopted from time to time by the Company to protect the confidentiality of confidential or proprietary data or information.

                  (b) The term "confidential or proprietary data or information" as used in this Agreement shall mean information not generally available to the public, including, without limitation, all database information, personnel information, financial information, customer lists, supplier lists, trade secrets, patented or proprietary information, forms, information regarding operations, systems, services, know how, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data.

                  (c) Employee will at all times, promptly disclose to the Company in such form and manner as the Company may reasonably require, any inventions, improvements or procedural or methodological innovations, programs, methods, forms, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trademarked, copyrighted or patented) conceived or developed or created by Employee during Employee's employment hereunder and which relate to the business of the Company ("Intellectual Property"). Employee


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agrees that all such Intellectual Property shall be "work-for-hire" and shall be the sole property of the Company. To the extent any such Intellectual Property does not constitute a "work-for-hire" under U.S. law, Employee hereby assigns to Company all right, title and interest in such Intellectual Property. Employee further agrees that Employee will execute such instruments and perform such acts as may reasonably be requested by the Company to effectuate such assignment and otherwise to transfer to and perfect in the Company all rights in such Intellectual Property.

                  (d) All written materials, records and documents made by Employee or coming into Employee's possession during Employee's employment by the Company concerning any products, processes or equipment manufactured, used, developed, investigated, purchased, sold or considered by the Company or otherwise concerning the business or affairs of the Company shall be the sole property of the Company, and upon termination of Employee's employment by the Company, or upon request of the Company during Employee's employment by the Company, Employee shall promptly deliver the same to the Company. In addition, upon termination of Employee's employment by the Company, Employee will deliver to the Company all other Company property in Employee's possession or under Employee's control, including, but not limited to, financial statements, marketing and sales data, customer and supplier lists, database information and other documents, and any Company credit cards.

                  (e) The provisions of Sections 7(a), 7(b) and 7(d) shall survive the termination of this Employment Agreement.

         8.       Non-Competition.

                  (a) Except as otherwise provided herein, during the term of employment and for a period of one year thereafter (hereinafter the "Restricted Period"), the Employee shall not, without the written consent of the Company, directly or indirectly:

                  (i) become associated with, render services to, invest in, represent, advise or otherwise participate in as an officer, employee, director, stockholder, partner, promoter, agent of, or consultant for any business engaged in those aspects of the systems management software business that the Company was engaged in during the term of this Agreement, which are conducted in any of the geographic areas in which the Company's business is conducted; provided, however, that nothing contained herein will prevent Employee from owning less than five percent (5%) of any class of equity or debt securities listed on a national securities exchange or traded in any established over-the-counter securities market, so long as such involvement with the issuer of any such securities is solely that of a passive investor;

                  (ii) for her own account or for the account of any other person or entity solicit any business from any person or entity which, during the twelve-month period preceding the date her employment terminates, was a customer or client of the Company (a "Restricted Person"); provided, however, that nothing in this Section 8(a)(ii) shall prohibit the Employee from soliciting business from a Restricted Person for the provision of services other than related to those aspects


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of the systems management software business that the Company was engaged in during the term of this Agreement; or

                  (iii) employ or otherwise engage, or solicit, entice or induce on behalf of herself, or any other person or entity, the service, retention or employment of any person who has been an employee, sales employee, sales representative, consultant to or agent of the Company within one year of such offer or solicitation. Provided, however, that a solicitation shall not be deemed to have occurred based solely upon Employee's giving her new business address to any person.

                  (b) In the event that the Employee terminates her employment hereunder for Good Reason (as defined in Section 9(b) hereunder) or the Company terminates the Employee's employment hereunder other than for Cause (as defined in Section 9(a) hereunder), the covenants contained in Section 8(a) shall not bind the Employee.

                  (c) The parties hereto intend that the covenants contained in this Section 8, which pertain only to the geographic areas where the Company is engaged in business, shall be deemed a series of separate covenants for each applicable area of the relevant country, state, county and city. If, in any judicial proceeding, a court shall refuse to enforce all the separate covenants deemed included in this Section 8 because, taken together, they cover too extensive a geographic area, the parties intend that those of such covenants (taken in order of the cities, counties, states and countries therein which are least populous) which if eliminated would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 8.

                  (d) With respect to the covenants contained in Sections 7 and 8 of this Agreement, Employee agrees that any remedy at law for any breach or threatened or attempted breach of such covenants may be inadequate and that the Company shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder or any other relief a court might award without the necessity of showing any actual damage or irreparable harm or the posting of any bond or furnishing of other security.

         9.       Termination.

                  (a) The Company recognizes that, for the period during which Employee has been employed and/or associated with the Company, the Company has been intimately familiar with the ability, competence and judgment of Employee, which are acknowledged to be of the highest caliber. Accordingly, the Company and Employee agree that Employee's services hereunder may be terminated for Cause by the Company. For purposes of this Agreement, Cause shall mean: (i) an act of fraud or embezzlement of a materially injurious nature that relates to the performance of the Employee's duties under this Agreement and results in a material injury to the Company; (ii) conviction of a felony that relates to the performance of the Employee's duties under this Agreement; and (iii) conduct by Employee involving willful and deliberate malfeasance or gross negligence in


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the performance of her material duties hereunder following the receipt by the
Employee of thirty (30) days written notice, specifying in reasonable detail such malfeasance or gross negligence and the Employee's failure to cure within such period.

                  Notwithstanding the foregoing, a termination for Cause shall not be deemed to have been for Cause unless and until the Employee has first received written notice specifying in reasonable detail the reasons for the Company's intention to terminate her for Cause, and she has had an opportunity, together with counsel, to be heard before the full Board of Directors of the Company and to submit any materials or information to the Board of Directors that she may view as appropriate, and a majority of the Board of Directors has issued a finding that, in its good faith opinion, the Board of Directors concludes that the Employee's conduct has established a sufficient basis for a termination for Cause as defined. The foregoing is a procedural requirement only and the determination of the Board may be challenged by the Employee in an appropriate forum. Any alleged termination for Cause by the Board, which is not correctly a termination for Cause, shall be deemed a termination without Cause.

                  If the Company terminates Employee's employment hereunder for Cause, or if Employee terminates her employment hereunder for other than Good Reason (as defined hereunder), Employee shall not be entitled to receive any further compensation hereunder which has not already been earned pursuant to the terms hereof. Employee and the Company acknowledge that the foregoing provisions of this Section 9(a) are reasonable and are based upon the facts and circumstances of the parties at the time of entering into this Agreement, and with due regard to future expectations.

                  (b) The Employee may terminate this Agreement and her employment hereunder for Good Reason. Said termination shall, at the Employee's election, be effective immediately upon the giving of written notice of termination to the Company. For the purposes of this Agreement, Good Reason means: (i) the Company's failure to comply with Sections 3, 4, 5 and 12 herein, except with respect to her title as Chief Executive Officer after two years from the Effective Date, and the continued failure of the Company to cure such default within thirty (30) days after written demand for performance has been given to the Company by Employee (which demand shall describe specifically the nature of such alleged failure); (ii) a material diminution of the Employee's duties and authority (including, but not limited to, Employee's title as set forth in Section 3 hereof) and the continued failure of the Company to cure such default within thirty (30) days after written notice has been given to the Company by Employee (which notice shall describe specifically the nature of such diminution); or (iii) the Company's requirement that the Employee relocate outside of the metropolitan Washington, D.C. area in order to fulfill her obligations pursuant to this Agreement unless Employee is relocated due to the relocation of the Company.

                  (c) If the Company terminates Employee's employment hereunder other than for Cause, or if Employee terminates her employment hereunder for Good Reason the Employee shall be entitled to: (i) all Remuneration, Employee Benefits and Expenses as provided by Sections 4 and 5 herein for the greater of (A) the remainder of the term of her employment provided for herein or (B) two years; and (ii) the immediate vesting of all stock options granted to


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Employee pursuant to any stock option plan then in existence except for unvested stock options which are based on the Company meeting certain performance levels.

                  (d) The employment term of this Agreement shall terminate on the death of Employee. In the event of Employee's death during any term of this Agreement, the Company shall pay to Employee's estate: (i) Employee's due but unpaid Base Salary up to and including the date of Employee's death; (ii) any and all unpaid amounts, if any, of additional compensation under
Section 4 hereof due to Employee; and (iii) the monetary value of Employee Benefits and Expenses due to Employee under Section 5 hereof but unpaid as of the date of her death. After payment of said amounts, the Company shall have no further obligations to Employee or her estate.

         10. Notices. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company in writing and delivered by certified or registered mail to its offices at 5845 Richmond Highway, Suite 400, Alexandria, Virginia 22303, or such other address as the Company may hereafter designate, with a copy to David H. Lieberman, Esq., Blau, Kramer, Wactlar & Lieberman, P.C., 100 Jericho Quadrangle, Jericho, New York 11753. Any notice to be given to Employee hereunder shall be delivered by certified or registered mail to her at: 11115 Sweetwood Lane, Oakton, Virginia 22124 or such other address as she may hereafter designate, with a copy to Robert J. Smith, Morgan, Lewis & Bockius LLP, 1800 M Street, N.W., Washington, D.C. 20036.

         11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and unless clearly inapplicable, all references herein to the Company shall be deemed to include any successors. In addition, this Agreement shall be binding upon and inure to the benefit of the Employee and her heirs, executors, legal representatives and assigns; provided, however, that the obligations of Employee hereunder may not be delegated without the prior written approval of the Board of Directors of the Company.

         12. Successor Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform as if no such succession had taken place.

         13. Amendments. This Agreement may not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto.

         14. Prior Agreements Superseded. This Agreement supersedes any employment or consulting agreements, oral or written, entered into between Employee and the Company prior to the date of this Agreement.


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         15.      Change of Control.

                  (a) In the event there shall be a change in the present control of the Company, as hereinafter defined, and the Employee's working conditions as contemplated hereby shall have been adversely affected as a result thereof, Employee shall have the option, exercisable within six (6) months of his becoming aware of such event, to terminate this Agreement forthwith. Upon such termination, Employee shall have the right to immediately receive as a lump sum payment an amount equal to three times the total compensation paid to Employee during the immediately preceding fiscal year of the Company, less $1.00.

                  (b) For purposes of this Agreement, a change in the present control of the Company shall mean:

                           (i)      if any "person" (as such term is used in
Section 13(d) and 14(d) of the Exchange Act) other than Computer Concepts Corp., the Company or any "person" who on the date of this Agreement is a director or officer of the Company, becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) of the voting power of the Company's then outstanding securities; or

                           (ii)     if during any period of two (2) consecutive
years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director who is not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period.

         16. Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of laws.

         17. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement. Any other prior agreements, understandings or representations with respect to the subject matter of this Agreement are hereby superseded, terminated and canceled in their entirety and are of no force or effect.

         18. Authority. The Company represents and warrants that: (i) it is duly organized and validly existing under the laws of the jurisdiction in which it was incorporated or formed; (ii) it has full power and authority to enter into and perform its obligations hereunder; and (iii) this Agreement has been duly authorized, executed, and delivered on behalf of the Company by


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persons empowered to do so.

         19. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together will constitute one and the same agreement, and any of the parties hereto may execute this Agreement by signing such counterpart.

         20. Acknowledgment. Employee acknowledges that she has carefully read this Agreement and hereby represents and warrants to the Company that Employee's entering into this Agreement, and the obligations and duties undertaken by Employee hereunder, will not conflict with, constitute a breach of or otherwise violate the terms of any other agreement to which Employee is a party and that Employee is not required to obtain the consent of any person OR entity in order to enter into and perform her obligations under this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    SOFTWORKS,  Inc.


                                    By: /s/ Robert McLaughlin
                                       -------------------------------
                                    Name: Robert McLaughlin
                                    Title: Chief Financial Officer


                                    EMPLOYEE
                                    ========
                                        /s/ Judy G. Carter
                                    ----------------------------------
                                    Name: Judy G. Carter
                                    Title: President and Chief Executive Officer


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                                                                       Exhibit A

                 EMPLOYEE BENEFITS TO BE PROVIDED BY THE COMPANY

Life insurance
Health insurance
Long-Term Disability insurance
Directors and Officers insurance
Errors and Omissions insurance
401(k)
Dental/Optical
Stock options


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